PRICING SUPPLEMENT                                           File No. 333-97937
------------------                                               Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
September 25, 2002)
Pricing Supplement Number:   2284


                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                               Fixed Rate Notes

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Principal Amount:       $225,000,000

Issue Price:            100.00%

CUSIP Number:           59018YPZ8

Interest Rate:          2.94% per annum

Original Issue Date:    February 3, 2003

Stated Maturity Date:   January 30, 2006

Interest Payment Dates: Each January 30th and July 30th, commencing on
                        July 30th, 2003 subject to following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated
                        Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated
                        Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan
                        Keegan & Company, Inc. and Wachovia Securities, Inc. (the
                        "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated January 29, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters,
                        the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:


                        Underwriters                               Principal Amount of the Notes
                        ------------                               -----------------------------
                        Merrill Lynch, Pierce, Fenner & Smith:             $215,100,000
                                    Incorporated
                        Morgan Keegan & Company, Inc.                      $  4,950,000
                        Wachovia Securities, Inc.                          $  4,950,000
                                                                           ------------
                                                                           $225,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue
                        Price listed above. After the initial public offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                  January 29, 2003

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